Exhibit (a) (5) (ii)


For immediate release
Tuesday 20th June, 2000


On Monday 19 June, 2000, Invensys Holdings Limited, an indirect wholly owned subsidiary of Invensys p1c. purchased through its agent Goldman Sachs International 2,415,000 shares of Baan Company N.V. on the Amsterdam Exchanges at an average price of Euro 2.85.